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                                  EXHIBIT (11)

                      TEMPLE-INLAND INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

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                                                                            YEAR ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,     JANUARY 1,     JANUARY 2,
                                                                1994            1994           1993
                                                            ------------     ----------     ----------
Primary
Average common shares outstanding.........................       55.8            55.3           55.1
Net effect of dilutive stock options based on treasury
  stock method using average market price.................         .1              .2             .4
                                                            ---------         -------        -------
          Weighted average shares outstanding.............       55.9            55.5           55.5
                                                            =========         =======        =======
Net income:
  Income before accounting changes........................  $   131.4         $  67.3        $ 146.9
  Cumulative effect of accounting changes.................         --            50.0             --
                                                            ---------         -------        -------
  Net income..............................................  $   131.4         $ 117.3        $ 146.9
                                                            =========         =======        =======
Earnings per share:
  Before accounting changes...............................  $    2.35         $  1.21        $  2.65
  Effect of accounting changes............................         --             .90             --
                                                            ---------         -------        -------
  Earnings per share......................................  $    2.35         $  2.11        $  2.65
                                                            =========         =======        =======
Fully Diluted
Average common shares outstanding.........................       55.8            55.3           55.1
Net effect of dilutive stock options based on treasury
  stock method using the closing market price, if higher
  than average market price...............................         .1              .3             .4
                                                            ---------         -------        -------
          Weighted average shares outstanding.............       55.9            55.6           55.5
                                                            =========         =======        =======
Net income:
  Income before accounting changes........................  $   131.4         $  67.3        $ 146.9
  Cumulative effect of accounting changes.................         --            50.0             --
                                                            ---------         -------        -------
  Net income..............................................  $   131.4         $ 117.3        $ 146.9
                                                            =========         =======        =======
Earnings per share:
  Before accounting changes...............................  $    2.35         $  1.21        $  2.64
  Effect of accounting changes............................         --             .90             --
                                                            ---------         -------        -------
  Earnings per share......................................  $    2.35         $  2.11        $  2.64
                                                            =========         =======        =======

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